Exhibit 99.1

Southern First Reports Results for Third Quarter 2022

Greenville, South Carolina, October 25, 2022 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended September 30, 2022.

“The third quarter saw exceptional growth for our company, including opening a record number of new deposit accounts,” stated Art Seaver, the company’s Chief Executive Officer. “I am proud of the performance of our team as we also experienced solid increases in total revenue and book value during the quarter.”

2022 Third Quarter Highlights
●	Net income was $8.4 million and diluted earnings per common share were $1.04 for Q3 2022
●	Net interest income increased 14.8% to $25.5 million at Q3 2022, compared to $22.2 million at Q3 2021
●	Total loans increased 27% to $3.0 billion at Q3 2022, compared to $2.4 billion at Q3 2021
●	Total deposits increased 23% to $3.0 billion at Q3 2022, compared to $2.4 billion at Q3 2021
●	Book value per common share increased to $35.99, or 7%, over Q3 2021

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2022	2022	2022	2021	2021
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$8,413	7,240	7,970	12,005	14,017
Earnings per common share, diluted	1.05	0.90	0.98	1.49	1.75
Total revenue(1)	28,134	27,149	26,091	26,194	26,411
Net interest margin (tax-equivalent)(2)	3.19%	3.35%	3.37%	3.35%	3.38%
Return on average assets(3)	1.00%	0.92%	1.10%	1.66%	2.03%
Return on average equity(3)	11.57%	10.31%	11.60%	17.61%	21.67%
Efficiency ratio(4)	57.03%	58.16%	56.28%	56.25%	53.15%
Noninterest expense to average assets (3)	1.92%	2.02%	2.03%	2.06%	2.06%
Balance Sheet ($ in thousands):
Total loans(5)	$3,030,027	2,845,205	2,660,675	2,489,877	2,389,047
Total deposits	3,001,452	2,870,158	2,708,174	2,563,826	2,433,018
Core deposits(6)	2,723,592	2,588,283	2,541,113	2,479,412	2,367,841
Total assets	3,439,669	3,287,663	3,073,234	2,925,548	2,784,176
Book value per common share	35.99	35.39	34.90	35.07	33.57
Loans to deposits	100.95%	99.13%	98.25%	97.12%	98.19%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	13.60%	13.97%	14.37%	14.90%	14.88%
Tier 1 risk-based capital ratio	11.51%	11.83%	12.18%	12.65%	12.59%
Leverage ratio	9.45%	9.71%	10.12%	10.18%	10.20%
Common equity tier 1 ratio(8)	11.04%	11.33%	11.65%	12.09%	12.00%
Tangible common equity(9)	8.37%	8.60%	9.06%	9.50%	9.54%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.08%	0.09%	0.15%	0.17%	0.50%
Classified assets/tier one capital plus allowance for credit losses	5.24%	7.29%	7.83%	12.61%	14.90%
Loans 30 days or more past due/ loans(5)	0.07%	0.10%	0.13%	0.09%	0.49%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	(0.06%)	0.02%	0.00%	0.06%	(0.01%)
Allowance for credit losses/loans(5)	1.20%	1.20%	1.24%	1.22%	1.51%
Allowance for credit losses/nonaccrual loans	1,388.87%	1,166.70%	726.88%	625.16%	259.95%
[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	Sept 30	June 30	Mar 31	Dec 31	Sept 30
(in thousands, except per share data)	2022	2022	2022	2021	2021
Interest income
Loans	$29,752	26,610	23,931	23,661	23,063
Investment securities	506	448	474	410	355
Federal funds sold	676	180	59	66	68
Total interest income	30,934	27,238	24,464	24,137	23,486
Interest expense
Deposits	5,021	1,844	908	900	934
Borrowings	459	510	392	380	380
Total interest expense	5,480	2,354	1,300	1,280	1,314
Net interest income	25,454	24,884	23,164	22,857	22,172
Provision (reversal) for credit losses	950	1,775	1,105	(4,200)	(6,000)
Net interest income after provision for credit losses	24,504	23,109	22,059	27,057	28,172
Noninterest income
Mortgage banking income	1,230	1,184	1,494	1,931	2,829
Service fees on deposit accounts	194	209	191	200	199
ATM and debit card income	559	563	528	560	542
Income from bank owned life insurance	315	315	315	312	321
Loss on disposal of fixed assets	-	(394)	-	-	-
Other income	382	388	399	334	348
Total noninterest income	2,680	2,265	2,927	3,337	4,239
Noninterest expense
Compensation and benefits	9,843	9,915	9,456	9,208	9,064
Occupancy	2,442	2,219	1,778	2,081	1,685
Outside service and data processing costs	1,529	1,528	1,533	1,395	1,368
Insurance	507	367	260	342	244
Professional fees	555	693	599	682	694
Marketing	338	329	269	260	248
Other	832	737	790	767	736
Total noninterest expenses	16,046	15,788	14,685	14,735	14,039
Income before provision for income taxes	11,138	9,586	10,301	15,659	18,372
Income tax expense	2,725	2,346	2,331	3,654	4,355
Net income available to common shareholders	$8,413	7,240	7,970	12,005	14,017

Earnings per common share – Basic	$1.06	0.91	1.00	1.52	1.78
Earnings per common share – Diluted	1.04	0.90	0.98	1.49	1.75
Basic weighted average common shares	7,972	7,945	7,932	7,877	7,874
Diluted weighted average common shares	8,065	8,075	8,096	8,057	8,001
[Footnotes to table located on page 6]

Net income for the third quarter of 2022 was $8.4 million, or $1.04 per diluted share, a $1.2 million increase from the second quarter of 2022 and a $5.6 million decrease from the third quarter of 2021. The increase in net income from the second quarter was driven by an increase in net interest income and a reduction in the provision for credit losses, partially offset by an increase in noninterest expenses. In addition, there was a loss on disposal of fixed assets recorded during the second quarter period. Net income for the third quarter of 2022 decreased from the prior year due primarily to an increase in the provision for credit losses, a decrease in mortgage banking income and an increase in noninterest expenses. In addition, net interest income increased $570 thousand, or 2.3%, for the third quarter of 2022, compared with the second quarter of 2022, and increased $3.3 million, or 14.8%, compared to the third quarter of 2021. The increase in net interest income was driven by $184.8 million of loan growth during the third quarter of 2022.

The provision for credit losses was $950 thousand for the third quarter of 2022, compared to $1.8 million for the second quarter of 2022 and a reversal of $6.0 million for the third quarter of 2021. The provision expense during the third quarter of 2022, calculated under the new Current Expected Credit Loss (“CECL”) methodology, includes a $525 thousand provision for loan losses and a $425 thousand provision for unfunded commitments. We received a $1.5 million recovery on a previously charged-off loan during the third quarter of 2022 that drove the decrease in provision expense from the second quarter and the prior year periods. The reversal in the provision during the third quarter of 2021 was driven by improvement in economic conditions after the onset of the pandemic.

Noninterest income totaled $2.7 million for the third quarter of 2022, a $415 thousand increase from the second quarter of 2022 and a $1.6 million decrease from the third quarter of 2021. As the largest component of our noninterest income, mortgage banking income improved slightly from the prior quarter, but decreased by $1.6 million from the prior year due to lower mortgage origination volume during the past 12 months. In addition, we recorded a loss on disposal of assets during the second quarter of 2022 as we completed construction and relocated to our new headquarters building in Greenville, South Carolina.

Noninterest expense for the third quarter of 2022 was $16.0 million, or a $258 thousand increase from the second quarter of 2022, and a $2.0 million increase from the third quarter of 2021. The increase in noninterest expense from the previous quarter was driven by increases in occupancy and insurance expense, while the increase from the prior year related to increases in compensation and benefits, occupancy, and insurance expenses. Compensation and benefits expense decreased slightly from the second quarter driven by less benefits expense and increased from the prior year due to hiring of new team members, combined with annual salary increases. Occupancy expense increased from the prior quarter and prior year due to costs associated with the relocation of our headquarters, while our insurance costs increased during the second quarter of 2022 related to higher FDIC insurance premiums.

Our effective tax rate was 24.5% for the second and third quarters of 2022 and 23.7% for the third quarter of 2021. The higher tax rate in the third quarter of 2022 relates to the lesser impact of equity compensation transactions on our tax rate during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-
bearing deposits	$122,071	$676	2.20%	$80,909	$180	0.89%	$145,899	$68	0.18%
Investment securities, taxable	91,462	449	1.95%	98,527	404	1.64%	93,428	301	1.28%
Investment securities, nontaxable(2)	10,160	74	2.89%	10,382	56	2.16%	10,974	70	2.54%
Loans(10)	2,941,350	29,752	4.01%	2,795,274	26,610	3.82%	2,351,467	23,063	3.89%
Total interest-earning assets	3,165,043	30,951	3.88%	2,985,092	27,250	3.66%	2,601,768	23,502	3.58%
Noninterest-earning assets	159,233			154,659			132,929
Total assets	$3,324,726			$3,139,751			$2,734,697
Interest-bearing liabilities
NOW accounts	$361,500	178	0.20%	$ 389,563	144	0.15%	$316,775	48	0.06%
Savings & money market	1,417,181	3,663	1.03%	1,267,174	1,200	0.38%	1,209,991	651	0.21%
Time deposits	361,325	1,180	1.30%	278,101	500	0.72%	161,300	235	0.58%
Total interest-bearing deposits	2,140,006	5,021	0.93%	1,934,838	1,844	0.38%	1,688,066	934	0.22%
FHLB advances and other borrowings	1,357	10	2.92%	53,179	105	0.79%	-	-	-%
Subordinated debentures	36,169	449	4.93%	36,143	405	4.49%	36,062	380	4.18%
Total interest-bearing liabilities	2,177,532	5,480	1.00%	2,024,160	2,354	0.47%	1,724,128	1,314	0.30%
Noninterest-bearing liabilities	858,202			833,943			753,901
Shareholders’ equity	288,542			281,648			256,668
Total liabilities and shareholders’ equity	$3,324,276			$3,139,751			$2,734,697
Net interest spread			2.88%			3.19%			3.28%
Net interest income (tax equivalent) / margin		$25,471	3.19%		$24,896	3.35%		$22,188	3.38%
Less: tax-equivalent adjustment(2)		17			12			16
Net interest income		$25,454			$24,884			$22,172
[Footnotes to table located on page 6]

Net interest income was $25.5 million for the third quarter of 2022, a $570 thousand increase from the second quarter, resulting primarily from a $3.7 million increase in interest income, on a tax-equivalent basis, partially offset by a $3.1 million increase in interest expense. The increase in interest income was driven by $146.1 million growth in average loan balances at an average rate of 4.01%, 19-basis points higher than the previous quarter. In comparison to the third quarter of 2021, net interest income increased $3.3 million, resulting primarily from $589.9 million growth in average loan balances during the 2022 period, combined with a 12-basis point increase in loan yield. Our net interest margin, on a tax-equivalent basis, was 3.19% for the third quarter of 2022, a 16-basis point decrease from 3.35% for the third quarter of 2022, and a 19-basis point decrease from 3.38% for the third quarter of 2021. As a result of the Federal Reserve’s 300-basis point interest rate hikes during the first nine months of 2022, the yield on our interest-earning assets has increased by 30-basis points during the third quarter of 2022 in comparison to the third quarter of 2021. However, the rate on our interest-bearing liabilities has increased by 70-basis points during the same time period, resulting in the lower net interest margin during the third quarter of 2022.

BALANCE SHEETS - Unaudited

	Ending Balance
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2022	2022	2022	2021	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$16,530	21,090	20,992	21,770	17,944
Federal funds sold	139,544	124,462	95,093	86,882	47,440
Interest-bearing deposits with banks	4,532	36,538	33,131	58,557	63,149
Total cash and cash equivalents	160,606	182,090	149,216	167,209	128,533
Investment securities:
Investment securities available for sale	91,521	98,991	106,978	120,281	113,802
Other investments	5,449	5,065	4,104	4,021	2,820
Total investment securities	96,970	104,056	111,082	124,302	116,622
Mortgage loans held for sale	9,243	18,329	17,840	13,556	31,641
Loans (5)	3,030,027	2,845,205	2,660,675	2,489,877	2,389,047
Less allowance for credit losses	(36,317)	(34,192)	(32,944)	(30,408)	(36,075)
Loans, net	2,993,710	2,811,013	2,627,731	2,459,469	2,352,972
Bank owned life insurance	50,778	50,463	50,148	49,833	49,521
Property and equipment, net	99,530	96,674	95,129	92,370	78,456
Deferred income taxes	18,425	15,078	10,635	8,397	16,591
Other assets	10,407	9,960	10,859	10,412	9,840
Total assets	$3,439,669	3,287,663	3,072,640	2,925,548	2,784,176
Liabilities
Deposits	$3,001,452	2,870,158	2,708,174	2,563,826	2,433,018
FHLB Advances	60,000	50,000	-	-	-
Subordinated debentures	36,187	36,160	36,133	36,106	36,079
Other liabilities	54,245	48,708	49,809	47,715	49,450
Total liabilities	3,151,884	3,005,026	2,794,116	2,647,647	2,518,547
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	80	80	80	79	79
Nonvested restricted stock	(3,348)	(3,230)	(3,425)	(1,435)	(1,469)
Additional paid-in capital	118,433	117,714	117,286	114,226	113,501
Accumulated other comprehensive income (loss)	(14,009)	(10,143)	(6,393)	(740)	(248)
Retained earnings	186,629	178,216	170,976	165,771	153,766
Total shareholders’ equity	287,785	282,637	278,524	277,901	265,629
Total liabilities and shareholders’ equity	$3,439,669	3,287,663	3,072,640	2,925,548	2,784,176
Common Stock
Book value per common share	$ 35.99	35.39	34.90	35.07	33.57
Stock price:
High	47.16	50.09	65.02	64.73	53.50
Low	41.66	42.25	50.84	52.73	48.62
Period end	41.66	43.59	50.84	62.49	53.50
Common shares outstanding	7,997	7,986	7,981	7,925	7,913
[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2022	2022	2022	2021	2021
Nonperforming Assets
Commercial
Non-owner occupied RE	$253	259	265	270	7,400
Commercial business	79	-	-	-	1,469
Consumer
Real estate	-	183	739	989	1,461
Home equity	197	200	815	653	818
Nonaccruing troubled debt restructurings	2,086	2,289	2,713	2,952	2,730
Total nonaccrual loans	2,615	2,931	4,532	4,864	13,878
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$2,615	2,931	4,532	4,864	13,878
Nonperforming assets as a percentage of:
Total assets	0.08%	0.09%	0.15%	0.17%	0.50%
Total loans	0.09%	0.10%	0.17%	0.20%	0.58%
Accruing troubled debt restructurings (TDRs)	$4,683	3,558	3,241	3,299	4,044
Classified assets/tier 1 capital plus allowance for credit losses	5.24%	7.29%	7.83%	12.61%	14.90%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2022	2022	2022	2021	2021
Allowance for Credit Losses
Balance, beginning of period	$34,192	32,944	30,408	36,075	41,912
CECL adjustment	-	-	1,500	-	-
Loans charged-off	-	(316)	(169)	(1,509)	(243)
Recoveries of loans previously charged-off	1,600	39	180	42	406
Net loans (charged-off) recovered	1,600	(277)	11	(1,467)	163
Provision for credit losses	525	1,525	1,025	(4,200)	(6,000)
Balance, end of period	$36,317	34,192	32,944	30,408	36,075
Allowance for credit losses to gross loans	1.20%	1.20%	1.24%	1.22%	1.51%
Allowance for credit losses to nonaccrual loans	1,388.87%	1,166.70%	726.88%	625.22%	259.95%
Net charge-offs to average loans QTD (annualized)	(0.22%)	0.04%	0.00%	0.24%	(0.03%)

Total nonperforming assets decreased by $316 thousand to $2.6 million for the third quarter of 2022, representing 0.08% of total assets, compared to 0.09% in the second quarter of 2022. The allowance for credit losses as a percentage of nonaccrual loans was 1,388.9% on September 30, 2022, compared to 1,166.7% on June 30, 2022 and 260.0% on September 30, 2021. During the third quarter of 2022, our classified asset ratio improved to 5.24%. The improvement over the third quarter of 2021 was primarily the result of six hotel loans, or $18.5 million in the aggregate, we upgraded from substandard during the first nine months of 2022.

Effective January 1, 2022, we early adopted the CECL methodology for estimating credit losses, which resulted in an increase of $1.5 million to our allowance for credit losses and an increase of $2.0 million to our reserve for unfunded commitments. The tax-effected impact of these two items totaled $2.8 million and was recorded as an adjustment to our retained earnings as of January 1, 2022.

On September 30, 2022, the allowance for credit losses was $36.3 million, or 1.20% of total loans, compared to $34.2 million, or 1.20% of total loans, at June 30, 2022, and $36.1 million, or 1.51% of total loans, at September 30, 2021. We had net recoveries of $1.6 million, or (0.22%) annualized, for the third quarter of 2022 compared to net charge-offs of $277 thousand for the second quarter of 2022. Net recoveries were $163 thousand for the third quarter of 2021. There was a provision for credit losses of $525 thousand for the third quarter of 2022 compared to a provision of $1.5 million for the second quarter of 2022 and a reversal of $6.0 million for the third quarter of 2021.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2022	2022	2022	2021	2021
Commercial
Owner occupied RE	$572,972	551,544	527,776	488,965	470,614
Non-owner occupied RE	799,569	741,263	705,811	666,833	628,521
Construction	85,850	84,612	75,015	64,425	87,892
Business	419,312	389,790	352,932	333,049	307,969
Total commercial loans	1,877,703	1,767,209	1,661,534	1,553,272	1,494,996
Consumer
Real estate	873,471	812,130	745,667	694,401	648,276
Home equity	171,904	161,512	155,678	154,839	155,049
Construction	77,798	76,878	72,627	59,846	57,419
Other	29,151	27,476	25,169	27,519	33,307
Total consumer loans	1,152,324	1,077,996	999,141	936,605	894,051
Total gross loans, net of deferred fees	3,030,027	2,845,205	2,660,675	2,489,877	2,389,047
Less—allowance for credit losses	(36,317)	(34,192)	(32,944)	(30,408)	(36,075)
Total loans, net	$2,993,710	2,811,013	2,627,731	2,459,469	2,352,972

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2022	2022	2022	2021	2021
Non-interest bearing	$791,050	799,169	779,262	768,650	720,444
Interest bearing:
NOW accounts	357,862	364,189	416,322	401,788	331,167
Money market accounts	1,452,958	1,320,329	1,238,866	1,201,099	1,188,666
Savings	42,335	41,944	41,630	39,696	34,018
Time, less than $250,000	79,387	62,340	57,972	61,122	65,177
Time and out-of-market deposits, $250,000 and over	277,860	282,187	174,122	91,471	93,546
Total deposits	$3,001,452	2,870,158	2,708,174	2,563,826	2,433,018

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) September 30, 2022 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.4 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com